Exhibit 99.1

Altair Nanotechnologies Regains Compliance
With NASDAQ Minimum Bid Price Requirements

RENO, NV – December 3, 2010 – Altair Nanotechnologies Inc. (Nasdaq: ALTI) today announced that it has regained compliance with the minimum bid price requirement of NASDAQ Listing Rule 5550(a)(2) (the “Rule”).  On December 1, 2010, Altair received a letter from The NASDAQ Stock Market confirming that the closing bid price of the company’s common stock has been at $1.00 per share or greater for at least 10 consecutive business days.  The Company has always been in compliance with the NASDAQ Capital Market Equity Standard Listing Rules, other than the minimum bid price rule.

On December 22, 2009, Altair received notification from The NASDAQ Stock Market indicating the company was not in compliance with the $1.00 minimum bid price requirement for continued listing on the NASDAQ Capital Market, as set forth in the Rule.  On June 22, 2010, the Company was granted an additional 180 days to regain compliance with the Rule, which was scheduled to expire on December 20, 2010.  As a result of satisfying the minimum bid price requirement, this matter is now closed.

About Altair Nanotechnologies Inc.
Headquartered in Reno, Nev. with manufacturing in Anderson, Ind., Altairnano is a leading provider of fast response battery systems technology. Altairnano’s lithium-titanate based battery systems are among the highest performing in the world, and are used primarily to provide regulation and renewable integration in the areas of mass transit and stationary power. For more information, please visit Altairnano at www.altairnano.com.

Forward-Looking Statements

This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause the company's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. These risks and uncertainties include, without limitation, the risks that the Company may again fail to meet the NASDAQ Capital Market minimum bid price requirement or other listing requirement in the future. In addition, other risks are identified in the company's most recent Annual Report on Form 10-K and Form 10-Q, as filed with the SEC. Such forward-looking statements speak only as of the date of this release. The company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in company expectations or results or any change in events.

For Additional Information:
Institutional Investors:
Brion D. Tanous
Principal
CleanTech IR, Inc.
310.541.6824
btanous@cleantech-ir.com

Individual Investors:
Tom Herbert
Principal
CleanTech IR, Inc.
310.541.6824
therbert@cleantech-ir.com
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